EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-86241) pertaining to Superior Financial Corp.’s 401(k) Plan of our report dated February 7, 2003, with respect to the consolidated financial statements included in this Annual Report (Form 10-K) of Superior Financial Corp. for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Little Rock, Arkansas

March 11, 2003